                                                                  EXHIBIT 10.106


                                                                  EXECUTION COPY
================================================================================


                            ASSET PURCHASE AGREEMENT

                           DATED AS OF APRIL 26, 1996

                                 BY AND BETWEEN

               PAXSON BROADCASTING OF MIAMI, LIMITED PARTNERSHIP

                                      AND

                                   WIOD, INC.


================================================================================

                            ASSET PURCHASE AGREEMENT

                           DATED AS OF APRIL 26, 1996

                                 BY AND BETWEEN

               PAXSON BROADCASTING OF MIAMI, LIMITED PARTNERSHIP

                                      AND

                                   WIOD, INC.



                               TABLE OF CONTENTS

                                                                                                                     Page
SECTION 1                 DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Accounts Receivable"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Assumed Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Consents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Escrow Agent" and "Escrow Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC Consent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Final Order"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Intangibles"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Real Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Tangible Personal Property" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

SECTION 2                 PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.1     Agreement to Sell and Buy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.3     Purchase Price and Asset Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.4     Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5


                                                                                                                     Page
                                                                                                                     ----
         2.5     Assumption of Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.6     Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

SECTION 3                 REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.1     Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.4     Governmental Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.5     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.6     Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.7     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.8     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.9     Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.10    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.11    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.12    Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.13    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.14    Claims and Legal Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.15    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.16    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.17    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.18    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.19    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.20    Cure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

SECTION 4                 REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.1     Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.4     Buyer Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.5     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.6     Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.7     Cure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 5                 OPERATIONS OF THE STATION PRIOR TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.1     Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.2     Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.3     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.4     Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.5     Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.6     Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.7     Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.8     No Inconsistent Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                                                                                                     Page
                                                                                                                     ----
         5.9     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.10    Maintenance of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.11    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.12    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.13    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.14    Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.15    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.16     Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.17     Programming . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.18     Preservation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.19     Personnel Recommendations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.20     Collection of Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.21     Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 6                 SPECIAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.1     FCC Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.2     Control of the Station . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.3     Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.5     Environmental Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.6     Engineering Study  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.7     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.8     Title Insurance and Surveys  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.9     Sales Tax Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.10    Access to Books, Records and Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.11    Studio Lease-Back  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

SECTION 7                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING  . . . . . . . . . . . .  21
         7.1     Conditions Precedent to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.2     Conditions Precedent to Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 8                 CLOSING AND CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         8.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         8.2     Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.3     Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION 9                 TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.1     Termination by Mutual Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.2     Termination by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.3     Termination by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.4     Rights on Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.5     Escrow Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                                                                                                     Page
                                                                                                                     ----
SECTION 10       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES  . . . . . . . . . . .  27
         10.1    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.2    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.4    Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.6    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 11       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.1    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.2    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.4    Benefit and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.5    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.6    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.7    JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.8    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.9    Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.10   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.11   Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.12   Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.13   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.14   Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.15   Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.16   No Third Party Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                               INDEX TO SCHEDULES

Schedule 2.2              Excluded Assets
Schedule 3.3              Consents
Schedule 3.4              Licenses
Schedule 3.5              Real Property
Schedule 3.6              Tangible Personal Property
Schedule 3.7              Contracts
Schedule 3.9              Intangibles
Schedule 3.10             Insurance
Schedule 3.12             Personnel
Schedule 3.14             Claims & Legal Actions
Schedule 3.16             Environmental Matters
Schedule 6.11             Studio Lease
Schedule 8.2(f)           Seller's Opinion
Schedule 8.3(e)           Buyer's Opinion
Schedule 9.5              Escrow Agreement

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT is dated as of April 26, 1996 by and between Paxson Broadcasting of Miami, Limited Partnership, a Florida limited partnership ("Buyer"), and WIOD, Inc., a Delaware corporation ("Seller").

                                    RECITALS

         A. Seller is the licensee of and owns and operates radio station WIOD-AM, Miami, Florida (the "Station") pursuant to licenses issued by the Federal Communications Commission (the "FCC").

         B. Seller desires to sell, and Buyer wishes to buy, substantially all the assets that are used or useful in the business or operations of the Station, for the price and on the terms and conditions set forth in this Agreement. Seller intends to transfer the Station in a transaction to which
Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), applies and Buyer is willing to take such steps as are necessary on its part to enable Seller's transfer to so qualify, including, but not limited to, the acquisition of assets to transfer in the exchange by Seller through the use of a qualified intermediary pursuant to Treasury Regulations.

         C. In connection with the transactions contemplated by this Agreement, Buyer, Seller and The Bank of New York, as escrow agent and qualified intermediary (the "Escrow Agent"), have entered into an Escrow Deposit Agreement dated the date hereof (the "Escrow Agreement") pursuant to which Buyer has deposited into an escrow account the sum of Six Hundred and Fifty Thousand Dollars ($650,000) to be held and disbursed in accordance with the terms of the Escrow Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1                 DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means all rights of Seller to payment for the sale of advertising time on the Station or for services performed by Seller prior to the Closing Date.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means all Contracts listed in Schedule 3.7 that will be assumed by Buyer upon its purchase of the Station.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all material contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) listed on Schedule 3.7 to which Seller is a party and which relate to the Assets or the business or operations of the Station, and which are in effect on the date of this Agreement.

         "Escrow Agent" and "Escrow Agreement" shall have the meanings given such terms in the Recitals to this Agreement.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the business or operations of the Station.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "Intangibles" means all intangible property rights and interests (and any goodwill associated with any of the foregoing) owned by Seller and which are used or useful in the business and operations of the Station, including the goodwill of the Station and the call sign issued by the FCC;

         "Licenses" means all material licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller in connection with the conduct of the business or operations of the

Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means the equipment listed on Schedule
3.6.


SECTION 2                 PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for Permitted Encumbrances and covenants, restrictions and easements disclosed on Schedule 3.5 of this Agreement), the following:

                 (a)  The Tangible Personal Property;

                 (b)  The Real Property;

                 (c)  The Licenses;

                 (d)  The Assumed Contracts;

                 (e) The Intangibles;

                 (f) All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Station; and

                 (g) All records required by the FCC to be kept by the Station.

         2.2 Excluded Assets. The Assets shall exclude the following assets:

                 (a) Seller's cash on hand as of the Closing, all other cash in any of Seller's bank accounts and cash equivalent investments, such as certificates of deposit, Treasury Bills and other marketable securities;

                 (b) Any insurance policies, bonds, letters of credit, or other similar items, and any cash surrender value in regard thereto;

                 (c) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

                 (d) All books and records of Seller (other than those described in Section 2.1(g));

                 (e) Any interest in and to any refunds due to Seller including, without limitation, of federal, state, or local franchise, income, or other taxes, fees or utilities for periods prior to the Closing Date;

                 (f) The Accounts Receivable and any other accounts or claims receivable of the Station; and

                 (g) All other assets described in Schedule 2.2, attached hereto.

         2.3 Purchase Price and Asset Transfer. Notwithstanding anything to the contrary in this Section 2.3 or elsewhere in this Agreement, Buyer agrees that its transfer of the Purchase Price and the transfer of the Assets shall be accomplished in a manner enabling Seller's transfer of the Station Assets to qualify as part of a like-kind exchange of property within the meaning of section 1031 of the Code. The Purchase Price for the Assets shall be Thirteen Million Dollars ($13,000,000), adjusted as provided below:

                 (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of income and expenses. All expenses arising from the operation of the Station, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, commissions, wages, payroll, vacation pay, sick leave and other benefits accruing to the Transferred Employees (as defined in Section 11.2), sales and service charges, taxes and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and

Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and assets described on Schedule 3.7 and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

                 (b) Manner of Determining Adjustments. Any adjustments will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety (90) days after the Closing Date or such other date as the parties shall mutually agree upon.

         2.4 Payment of Purchase Price. The Purchase Price shall be paid by Buyer to the Escrow Agent acting as a qualified intermediary at the Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two days prior to the Closing Date.

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all of the liabilities and obligations, except Permitted Encumbrances, arising out of Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, except as otherwise disclosed herein and agreed to by Buyer, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any obligations or liabilities relating to any assets described on Schedule 2.2,
(iv) any claims or pending litigation or proceedings relating to the operation of the Station prior to the Closing, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business,
(vi) any obligations or liabilities of Seller under any employee pension, retirement, or other benefit plans or collective bargaining agreements, (vii) any obligation or liability arising out of or relating to any employment relationship or agreement with any current or former employee of the Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, or (viii) all wages and other compensation earned by Seller's employees prior to Closing and all payroll taxes therein, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

         2.6 Accounts Receivable. At the Closing, Seller shall designate Buyer as its agent to collect on Seller's behalf, all accounts receivable of the Station existing at 11:59 p.m., local Miami, Florida time on the day immediately preceding the Closing Date (the "Effective Time"). Seller shall deliver to Buyer on or within ten business days after the Closing Date a complete list of such accounts receivable, showing the name, amount and age of each account receivable. Buyer shall use its commercially reasonable efforts to collect such accounts receivable for a period of 90 days from the Closing Date (the "Collection Period"). On or before the fifth day following the end of each calendar month during the Collection Period, and on or before the fifth day following the end of the Collection Period, Buyer shall furnish

Seller with a list of the amounts collected during the preceding month or portion thereof with respect to such accounts receivable and shall deliver all such amounts to Seller. Any payment received by Buyer during the Collection Period from any customer owing on any of such accounts receivable shall first be applied in reduction of such account, unless the customer disputes its obligation therefor in a writing specifically designating that the payment be otherwise applied, in which case Buyer shall promptly return all records relating to the disputed account to Seller and shall have no further obligation with respect to the collection thereof. Upon the expiration of the Collection Period, Buyer shall furnish Seller with a list of all accounts receivable which then remain uncollected, together with all files concerning the collection or attempts to collect such accounts receivable hereunder; thereafter, Buyer's agency shall expire and Buyer shall have no further obligations hereunder, except that Buyer shall immediately pay over to Seller any amounts subsequently paid to it with respect to any such accounts receivable. Buyer shall not refer any of Seller's accounts receivable to a collection agency or to an attorney for collection, and Buyer shall not make any such referral or compromise, nor settle or adjust the amount of any of Seller's accounts receivable, except with the approval of Seller.

SECTION 3                 REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer, as follows:

         3.1 Organization, Standing, and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to conduct business in Florida. Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Station as now conducted, and (iii) to execute and deliver this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the operations of the Station or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Seller have been duly authorized by all necessary actions on the part of Seller. This Agreement and the Escrow Agreement have been duly executed and delivered by Seller and constitute the legal, valid, and binding obligations of Seller, enforceable against it in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery, and performance of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both):
(i) do not require the consent of any third party; (ii) will not conflict with any provision of the Certificate of Incorporation or Bylaws; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets. Buyer may require that certain Consents be obtained by Seller as a condition precedent to Buyer's obligation to close hereunder (the "Required Consents"). Buyer has placed an asterisk next to each such Consent on Schedule 3.3.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the Licenses. Seller has delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). Except as disclosed on Schedule 3.4, the Licenses have been validly issued, and Seller is the authorized legal holder thereof. The Licenses comprise all of the material licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would limit the full operation of the Station as now operated. The Licenses are in full force and effect, and the conduct of
the business and operations of the Station is in accordance therewith.   Seller
has no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course.

         3.5 Real Property. Schedule 3.5 describes all of the Real Property owned by Seller ("Owned Property") to be conveyed to Buyer and Seller's interests therein (including street address, legal description, owner, and use and the location of all improvements thereon). Seller has good and marketable fee simple title, insurable at standard rates, to all fee estates (including the improvements thereon) included in the Owned Property, free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber, or other rights or interests, except for Permitted Encumbrances and covenants, restrictions and easements which are of record or which individually or in the aggregate do not materially and adversely affect the present use of the Owned Property. With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement, so long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises with the right to foreclose upon Seller's leasehold or subleasehold interest. Except as disclosed in Schedule 3.5, all towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5. Seller has delivered to Buyer a true and complete copy of the deed pursuant to which Seller acquired the fee estate included in the Real Property. All Real Property (including the improvements thereon) is available for immediate use in the conduct of the business and operations of the Station, and all of the Owned Property complies in all material respects with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Subject to matters of public record, Seller has full legal and practical access to the Real Property.

         3.6 Tangible Personal Property. Schedule 3.6 lists in all material respects all items of Tangible Personal Property owned or used by Seller to be conveyed to Buyer. Except as described in Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property owned by it, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for Permitted Encumbrances. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Station. All items of transmitting and studio equipment included in the Tangible Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will permit the Station and any auxiliary facilities thereto to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations. To Seller's knowledge, the Tangible Personal Property is in good and operating condition.

         3.7 Contracts. Schedule 3.7 lists all Assumed Contracts. Seller has delivered to Buyer true and complete copies of all written Assumed Contracts, true and complete (in all material respects) memoranda of all oral Assumed Contracts (including any amendments and other modifications to such Contracts), and a schedule summarizing in all material respects Seller's obligations as of the date of this Agreement under trade and barter agreements relating to the Station. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There is not under any Assumed Contract any default by Seller and, to Seller's knowledge, any other party thereto or any event that, after notice or lapse of time or both, could constitute a default. Except as disclosed on Schedule 3.3, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8     Consents.  Except for the FCC Consent provided for in Section
6.1 and the other Consents described in Section 3.3 and Section 3.7, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, or (ii) to permit Seller to assign or transfer the Assets to Buyer.

         3.9 Intangibles. Schedule 3.9 lists all Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. To Seller's knowledge, Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all intangible property interests necessary to conduct the business and operations of the Station as now conducted.

         3.10 Insurance. Schedule 3.10 lists all insurance policies of Seller that insure any part of the Assets or the business of the Station. All policies of insurance listed in Schedule 3.10 are in full force and effect. The insurance policies listed in Schedule 3.10 are adequate in amount with respect to, and for the full value (subject to customary deductibles) of, the Assets and insure the Assets and the business of the Station against all customary and foreseeable risks.

         3.11 Reports. All returns, reports, and statements which the Station is currently required to file with the FCC or with any other governmental agency have been filed in all material respects, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and the Station have been complied with in all material respects. All of such returns, reports, and statements are substantially complete and correct as filed. Seller has timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

         3.12    Personnel.

                 (a) Employees and Compensation. Schedule 3.12 contains a true and complete list of all employees of the Station. Seller has delivered to Buyer true and complete (in all material respects) copies of all employment agreements and employment notices for the employees listed on Schedule 3.12.
Schedule 3.12 also contains a true and complete list as of the date of this Agreement of all employee benefit plans or arrangements applicable to the employees of the Station. Seller is not aware of the existence of any governmental audit or examination of any of such plans or arrangements or of any facts which would lead it to believe that any such audit or examination is pending or threatened. Except as set forth on Schedule 3.14, no action, suit, or claim with respect to any of such plans or arrangements (other than routine claims for benefits) is pending or, to the knowledge of Seller, threatened, and Seller possesses no knowledge of any facts which could give rise to any such action, suit or claim.

                 (b) Labor Relations. Seller is not a party to or subject to any collective bargaining agreements with respect to the Station. Seller has no written or oral contracts of employment with any employee of the Station, other than those listed in Schedule 3.7. Seller has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including without limitation those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to Seller's knowledge, threatened, between Seller and any employee (singly or collectively) of the Station, except as described on Schedule 3.12. No labor union or other collective bargaining representative represents or claims to represent any of the employees of the Station. To Seller's knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Station.

         3.13 Taxes. Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and it has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

         3.14 Claims and Legal Actions. Except as listed on Schedule 3.14, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against Seller with respect to its ownership or operation of the Station or otherwise relating to the Assets or the business or operations of the Station, except for any FCC rulemaking proceedings generally affecting the radio broadcasting industry, nor does Seller know or have reason to be aware of any basis for the same, except for any FCC rulemaking proceedings generally affecting the radio broadcasting industry. In particular, but without limiting the generality of the foregoing, except as described on Schedule 3.14, there are no applications, complaints or proceedings pending or, to Seller's knowledge, threatened (i) before the FCC relating to the business or operations of the Station other than rule making proceedings which affect the radio industry generally, (ii) before any federal or state agency relating to the business or operations of the Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or
(iii)
before any federal, state, or local agency relating to the business or operations of the Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.15 Financial Statements. Seller has furnished Buyer with true and complete copies of the unaudited balance sheet of Seller as of December 31, 1995 and unaudited income statements of Seller as of December 31, 1994 and December 31, 1995 (collectively "Financial Statements"). To Seller's knowledge, the Financial Statements have been prepared from the books and records of Seller, have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Seller (which books, records, and accounts are complete and correct), are complete and correct in all material respects, and present fairly in all material respects the financial condition of the Station as at their respective dates and the results of operations for the periods then ended. None of the Financial Statements understates in a material manner the true costs and expenses of conducting the business or operations of the Station, fails to disclose any material contingent liabilities, or inflates in a material manner the revenues of the Station.

         3.16    Environmental Matters.  Except as listed and described on
Schedule 3.16 to this Agreement:

                 (a) To Seller's knowledge, Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice is pending against Seller in connection with its ownership or operation of the Station alleging any failure to comply with any such law, rule, or regulation.

                 (b) To Seller's knowledge, Seller has no liability relating to the ownership and operation of the Station (and there is no basis related to the past or present operations, properties, or facilities of Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act, or the Emergency Planning and Community Right-to-Know Act (each as amended) or any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                 (c) To Seller's knowledge, Seller has no liability relating to the Owned Property (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility located on the Owned

Property in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                 (d) To Seller's knowledge, Seller has no liability relating to its Real Property (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under the Occupational Safety and Health Act, as amended, or under any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                 (e) To Seller's knowledge, Seller has no liability relating to the ownership and operation of the Station (and Seller has not exposed any employee to any substance or condition that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Seller giving rise to any such liability) for any illness or personal injury to any employee.

                 (f) In connection with the Owned Property, to Seller's knowledge, Seller has obtained and been in material compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under, and has materially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (g) To Seller's knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, spilled, leaked, discharged, emitted, or released by Seller in connection with the ownership and operation of the Station or by any other party on any of the Owned Property.

         3.17 Compliance with Laws. Seller has complied in all material respects with (i) the Licenses, and (ii) all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Station. Neither the ownership or use of the properties of the Station nor the conduct of the business or operations of the Station conflicts with the rights of any other person or entity in any material respect.

         3.18 Brokers. Other than Media Venture Partners, whose fee shall be the sole responsibility of Seller, there is no broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as result of any agreement of or action taken by the Buyer.

         3.19 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement made herein or therein not misleading. All representations, warranties, schedules and other writings required to be delivered hereunder shall be read and construed together in their entirety. Seller has no knowledge that any of the representations or warranties of Buyer contained herein are not true and correct in all material respects.

         3.20 Cure. For all purposes under this Agreement, the existence or occurrence of any events or circumstances which constitute or cause a breach of a representation or warranty of Seller made in this Agreement (including, without limitation, the Schedules) on the date such representation or warranty is made shall not constitute a breach of such representation or warranty if such event or circumstance is cured on or prior to the Closing Date.

SECTION 4                 REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing, and Authority. Buyer is a limited partnership existing under the laws of the State of Florida and is duly qualified to conduct business in the State of Florida. Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer and its partners. This Agreement and the Escrow Agreement have been duly executed and delivered by Buyer and constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery, and performance by Buyer of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Certificate of Limited Partnership, the Limited Partnership Agreement or any other organizational document of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Buyer Qualifications. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act of 1934, as now in effect, and the rules, regulations and policies of the FCC as now in effect. Buyer knows of no fact that would, under existing law and the existing rules, regulations, policies and procedures of the FCC disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Station.

         4.5 Brokers. There is no broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of or action taken by Buyer.

         4.6 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement made herein or therein not misleading. All representations, warranties and other writings required to be delivered hereunder shall be read and construed together in their entirety. Buyer has no knowledge that any of the representations or warranties of Seller contained herein are not true and correct in all material respects.

         4.7 Cure. For all purposes under this Agreement, the existence of any events or circumstances which constitute or cause a breach of a representation or warranty of Buyer made in this Agreement on the date such representation or warranty is made shall not constitute a breach of such representation or warranty if such event or circumstance is cured on or prior to the Closing Date.

SECTION 5                 OPERATIONS OF THE STATION PRIOR TO CLOSING

         Between the date of this Agreement and the Closing Date, Seller agrees as follows:

         5.1 Generally. Seller shall operate the Station diligently in the ordinary course of business in accordance with its past practices (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

         5.2 Compensation. Seller shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Station, except as required by written employee agreements and in accordance with past practices or with the prior written consent of Buyer. Seller shall make no material changes in the employment practices, policies or procedures prior to Closing without prior written approval of Buyer.

         5.3 Contracts. Except in the ordinary course of business and consistent with its past practice, Seller will not enter into any contract or commitment relating to the Station or the Assets, or amend, renew or, on its behalf, terminate any Assumed Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.4 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except (i) where no longer used or useful in the business or operations of the Station, (ii) in connection with the acquisition of replacement property of equivalent kind and value, or (iii) in the ordinary course of its business consistent with its past practices.

         5.5 Encumbrances. Seller shall not create or assume, and shall use its best efforts not to permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens which shall be removed on or prior to the Closing Date, (ii) liens for current taxes not yet due and payable, (iii) liens for obligations of Seller which Buyer will assume under leases and Assumed Contracts assigned to Buyer, and (iv) conditions, restrictions or encumbrances imposed by governmental authorities. The security interests referred to in the foregoing clauses (i)-(iv) are collectively referred to herein as "Permitted Encumbrances".

         5.6 Licenses. Seller shall use its best efforts to not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station.

         5.7 Rights. Seller shall not waive any material right relating to the Station or any of the Assets.

         5.8 No Inconsistent Action. Seller shall not take any action that is inconsistent with its obligations under this Agreement. Without limiting the generality of the foregoing, Seller covenants that neither it nor any of its members, officers or agents will, prior to the Closing Date, (a) solicit, initiate or encourage the submission of any proposal or offer relating to any
(i) liquidation, dissolution or recapitalization, (ii) merger or consolidation,
(iii) acquisition or purchase of securities or assets, except in the ordinary course of business consistent with past practices, or (iv) similar transaction or business combination, in each case involving Seller or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any party to do or seek any of the foregoing. Seller shall notify Buyer as soon as practicable if any party makes any proposal with respect to any of the foregoing. Notwithstanding any other provision in this Agreement to the contrary, in the event that Seller violates its obligations in this Section 5.8, Buyer shall have the right to seek specific performance of Seller's obligations under this Agreement.

         5.9 Access to Information. At the reasonable request of Buyer upon reasonable advance notice, Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access during regular hours to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Station for the purpose of investigation, audit, and inspection, including investigations, audits, and inspections described in Sections 6.5 and 6.6, and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Station that Buyer may reasonably request. Without limiting the generality of the foregoing, Seller shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Seller's financial records and Seller's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its reasonable judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.10 Maintenance of Assets. Seller shall use its best efforts to maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner.
Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Seller shall use the proceeds of any claim under any insurance policy to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed to their condition prior to the occurrence of such act.

         5.11 Insurance. Seller shall maintain the existing or substantially similar insurance policies on the Station and the Assets.

         5.12 Consents. Seller shall use its best efforts at no additional cost to it, other than transactional costs needed to prepare and execute the Consents, to obtain the Consents and the estoppel certificates described in
Section 8.2(b), without any change in the terms or conditions of any Contract or License that could be less advantageous to the Station than those pertaining under the Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Seller shall cooperate with Buyer and use its best efforts to obtain from the lessors under each Real Property lease such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's lenders may request.

         5.13 Books and Records. Seller shall maintain its books and records relating to the Station in accordance with past practices.

         5.14 Notification. Seller shall promptly notify Buyer in writing of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement.

         5.15 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Station.

         5.16 Financial Information. Seller shall furnish to Buyer within twenty days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense and a statement of operating cash flow for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request. All financial information delivered by Seller to Buyer pursuant to this Section shall be prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied, shall accurately reflect in all material respects the books, records, and accounts of the Station, shall be complete and correct in all material respects, and shall present fairly the financial condition of the Station as at their respective dates and the results of operations for the periods then ended.

         5.17 Programming. Seller shall not make any material changes in the broadcast hours or in the percentages or types of programming broadcast by the Station, or make any other material change in the Station's programming policies, except such changes as in the good faith judgment of Seller are required by the public interest.

         5.18 Preservation of Business. Seller shall use its best efforts to preserve the business and organization of the Station and use its best efforts to keep available to the Station its present employees and to preserve the audience of the Station and the Station's present relationships with suppliers, advertisers, and others having business relations with it, to the end that the business, operations, and prospects of the Station shall be unimpaired at the Closing Date. The ordinary and customary operating, marketing, promotional, sales, and advertising practices of the Station shall be maintained.

         5.19 Personnel Recommendations. Seller shall promptly notify Buyer as personnel vacancies occur at the Station and consider for employment all personnel recommended by Buyer for such vacant positions.

         5.20 Collection of Accounts Receivable. Seller shall collect the Accounts Receivable of the Station only in the ordinary course consistent with its past practices.

         5.21 Employees. Seller shall cooperate with Buyer's efforts to determine which Station employees Buyer wishes to hire, on the Closing Date, including without limitation, by providing reasonable access to employee personnel records and to the employees. For each employee of the Seller with respect to the Station which Buyer does not intend to offer to employ following the Closing Date (which notification shall be provided to Seller within 30 days of the date hereof), Seller shall notify such employee of such decision in writing on the Closing Date (which notification shall be provided to Buyer prior to the Closing Date for Buyer's review and comment). Absent an affirmative written statement from Buyer regarding Buyer's intention to hire an employee of the Station, after the Closing Date Seller may approach any employee to whom Buyer did not offer employment.

SECTION 6                 SPECIAL COVENANTS AND AGREEMENTS

         6.1     FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within ten (10) business days of the execution of this Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under
Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

                 (c) In connection with the qualification of the transfer of the Assets pursuant to this Agreement as a like-kind transfer to which
Section 1031 of the Code applies, Seller, at its own expense, may file a short form application to transfer the assets of the Station to another wholly-owned subsidiary of Cox Broadcasting, Inc.

         6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station, and all such operations, including complete control and supervision of all of the Station's programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

         6.3     Risk of Loss.

                 (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

                 (b) If any damage or destruction of the Assets or any other event occurs which (i) causes the Station to cease broadcasting operations for a period of three or more days or (ii) prevents in any material respect signal transmission by the Station in the normal and usual manner and Seller fails to restore or replace the Assets so that normal and usual transmission is resumed within seven days of the damage, destruction or other event, Buyer, in its sole discretion, may (x) terminate this Agreement forthwith without any further obligations hereunder upon written notice to Seller, in which event all funds held by the Escrow Agent pursuant to the Escrow Agreement, including all interest and other proceeds from the investment of such funds, shall be immediately returned to Buyer, or (y) proceed to consummate the transactions contemplated by this Agreement. In the event Buyer elects to proceed to consummate the transactions contemplated by this Agreement and complete restoration and replacement of the Assets is not completed by the Closing Date, Buyer shall complete the restoration and replacement of the Assets after the Closing Date, in which event Seller shall deliver to Buyer the balance of the insurance proceeds received in connection with such damage, destruction or other event.

         6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party and its officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 Environmental Audit. Buyer may, at its option and sole expense, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental survey of the properties of the Station which survey shall be commenced within thirty days of the execution of this Agreement and promptly completed thereafter. If the survey discloses any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs, Buyer shall so notify Seller as soon as practicable and shall promptly provide Seller with a copy of the Phase I environmental survey and all ancillary reports.

         6.6 Engineering Study. Buyer may, at its option and sole expense, retain an engineering firm to conduct a proof of performance study of the Station and to prepare a report on the Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards which study shall be commenced within thirty days of the execution of this Agreement and promptly completed thereafter. If the survey discloses any material deficiencies in the operations or equipment of the Station, Buyer shall so notify Seller as soon as practicable and shall promptly provide Seller with a copy of all such studies and reports.

         6.7 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, (i) Seller, except as provided for in Section 5.12, and Buyer shall have no obligation to expend funds to obtain any of the Consents and (ii) Buyer shall have no obligation to agree to any adverse change in any License or Assumed Contract to obtain a

Consent required with respect thereto. Buyer agrees that Seller's transfer of the Assets to Buyer shall be accomplished in a manner enabling the transfer to qualify as part of a like-kind exchange of property within the meaning of
Section 1031 of the Code. Buyer shall cooperate with Seller, which cooperation shall include, without limitation, the manner in which the Purchase Price is paid and the Assets are transferred through the Escrow Agent acting as a qualified intermediary under Treasury Regulations, to qualify the transfer of the Station as part of a like-kind exchange of property within the meaning of
Section 1031 of the Code.

         6.8 Title Insurance and Surveys. Seller will cooperate with Buyer at no expense to Seller and provide such assistance as Buyer may reasonably request in connection with Buyer's efforts to obtain on or before Closing, at Buyer's election and expense, a policy of title insurance and a current survey with respect to the Real Property, including, without limitation, using its best efforts to cause all lease agreements relating to the Real Property to be recorded in the appropriate public recording offices.

         6.9 Sales Tax Filings. Prior to Closing, Seller shall continue to file sales tax returns with respect to the Station in accordance with Seller's past practices and shall concurrently deliver copies of all such returns to Buyer.

         6.10 Access to Books, Records and Assets. Seller shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Seller (i) access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets that are included in the Assets and (ii) access and the right to perform an appraisal after the Closing, at Seller's sole expense, of the Assets that are included in the Assets for purposes of Seller's valuation of the Assets.

         6.11 Studio Lease-Back. Buyer shall lease the building containing the Station's studio to Seller, for a period of one year commencing on the Closing Date, substantially on the terms and subject to the conditions of the form of lease attached hereto as Schedule 6.14 (the "Studio Lease").

SECTION 7                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND
                          SELLER AT CLOSING

         7.1 Conditions Precedent to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Consents. All Required Consents shall have been obtained and delivered to Buyer without any material adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof; Seller shall have complied with any conditions imposed on it by the FCC Consent and the FCC Consent shall have become a Final Order; provided, however, that Buyer may, at its sole option, waive the condition that the FCC Consent shall have become a Final Order.

                 (e) Governmental Authorizations. Seller shall be the holder of all Licenses and there shall not have been any modification of any License that could have a material adverse effect on the Station or the conduct of its business and operations. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

                 (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                 (g) Adverse Change. Except as otherwise provided in Section 6.3(b)(y), between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the Assets of the Station, including any damage, destruction, or loss affecting any material Assets used or useful in the conduct of the business of the Station.

         7.2 Conditions Precedent to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

                 (e) Consents. All Required Consents shall have been obtained, provided that Seller has fully complied with the requirements of
Section 5.12 hereof and Seller's failure to comply with Section 5.12 shall be deemed to have satisfied this condition of Closing for Seller.

SECTION 8                 CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. Except as provided in Section 8.1(c) hereof, the Closing shall take place at 10:00 a.m. on a date not earlier than the first business day after the FCC Consent is granted and not later than ten business days following the date upon which the FCC Consent has become a Final Order to be set by Buyer on at least five days' written notice to Seller. If Buyer fails to specify the date for Closing pursuant to the preceding sentence prior to the fifth business day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on the fifteenth (15th) business day after the date upon which the FCC Consent becomes a Final Order.

                 (b) Closing Place. The Closing shall be held at the offices of Buyer or any other place that is agreed upon by Buyer and Seller.

                 (c) Extension of the Closing Date. In the event Buyer shall have provided Seller with notice under Section 9.2(e) of a material environmental hazard or under Section 9.2(f) of a material technical deficiency and Seller shall have commenced and diligently pursued remediation prior to the Closing Date but the cause thereof shall not have been remedied prior to the Closing Date, then, at Seller's election, the Closing Date shall be automatically extended by the parties for up to sixty (60) days to provide Seller reasonable time to complete remediation of the cause.

                 (d) Like-Kind Exchange. On the Closing Date, Buyer and Seller shall be prepared to effectuate the transfer of the Assets of the Station in a manner which enables Seller to qualify the transaction as part of a like-kind exchange of property within the meaning of Section 1031 of the Code.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed warranty bills of sale, deeds, motor vehicle titles, assignments, and other transfer documents in form reasonably acceptable to Seller and Buyer which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all mortgages, liens, restrictions, encumbrances, claims, and obligations, except for Permitted Encumbrances and claims, liabilities, security interests, liens, conditions, changes and encumbrances disclosed on
Schedule 3.5 of this Agreement;

                 (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property and estoppel certificates of contracting parties to those Assumed Contracts listed in Schedule 3.7 that are designated to indicate that estoppel certificates are required under this paragraph;

                 (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

                 (d) Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by its President or any Vice President of Seller, certifying (1) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (e) Licenses, Contracts, Business Records, Etc. All Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with its operations;

                 (f) Opinion of Counsel. An opinion of Seller's counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(f) hereto;

                 (g) Lender's Certificates. Such certificates and confirmations to Buyer's lenders as Buyer may reasonably request in connection with obtaining financing for the performance of its payment obligations hereunder; and

                 (h) Studio Lease.  The Studio Lease in the form of Schedule
6.11 duly executed by Seller.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                 (a)  Purchase Price.  The Purchase Price as provided in
Section 2.4;

                 (b) Assumption Agreements. Appropriate assumption agreements in form reasonably acceptable to Seller and Buyer pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts arising on or after the Closing Date;

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by the President or any Vice President of the general Partner of Buyer, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Studio Lease.  The Studio Lease in the form of Schedule
6.11 duly executed by Buyer; and

                 (e) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(e) hereof.

SECTION 9                 TERMINATION

         9.1 Termination by Mutual Consent. This Agreement may be terminated by the mutual agreement of Buyer and Seller at any time prior to the Closing.

         9.2 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Station abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by April 1, 1997.

         9.3 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by April 1, 1997.

                 (d) Interruption of Service. Upon the occurrence of the events described in Section 6.3(b) with respect to the cessation or material impairment of the signal transmission of the Station.

                 (e) Environmental Hazards. Buyer shall have notified Seller of material environmental hazards or the material possibility of environmental damages or clean-up costs, as indicated in the environmental study described in Section 6.5, within 30 days prior to the Closing Date, and the cause thereof shall not have been remedied prior to the Closing Date, Seller having no obligation to perform such remediation.

                 (f) Technical Deficiencies. Buyer shall have notified Seller of material deficiencies in the operations or equipment of the Station, as indicated in the engineering study described in Section 6.6, within 30 days prior to the Closing Date, and the cause thereof shall not have been remedied prior to the Closing Date, Seller having no obligation to perform such remediation.

                 (g) Bankruptcy Proceeding. If a voluntary or involuntary proceeding under federal or state bankruptcy or similar laws is initiated by or against Seller or if a receiver, liquidator, trustee, custodian or similar official for, or assignee for the benefit of creditors of, Seller is appointed.

         9.4 Rights on Termination. If this Agreement is terminated pursuant to Section 9.2 or Section 9.3 and neither party is in material breach of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then Seller shall be entitled to retain Six Hundred and Fifty Thousand Dollars ($650,000) of the total amount held by the Escrow Agent, which shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's material breach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that $650,000 is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement. If this Agreement is terminated by Buyer due to Seller's material breach of any provision of this Agreement, Buyer shall have all rights and remedies set forth under Section
10.5 hereof.

         9.5 Escrow Deposit. Buyer has deposited with the Escrow Agent the sum of Six Hundred and Fifty Thousand Dollars ($650,000) in accordance with the Escrow Agreement in the form of Schedule 9.5 hereof. All such funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                 (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                 (b)      If this Agreement is terminated pursuant to Section
9.2 or 9.3 and Buyer is not in material breach of this Agreement, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                 (c) If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then $650,000 held by the Escrow Agent pursuant to the Escrow Agreement shall be disbursed by the Escrow Agent to or at the direction of Seller as liquidated damages under Section 9.4 above and any interest or other proceeds from the investment of funds held by the Escrow Agent after payment to Seller of $650,000 shall be disbursed by the Escrow Agent to or at the direction of Buyer.

SECTION 10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing; provided, however, that no representation or warranty in this Agreement shall be deemed to be made as of any date other than the date of this Agreement and the Closing Date; and provided further, however, that any claim arising from any breach of any representation or warranty shall be made within fifteen months after the Closing. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any and all losses, liabilities, or damages resulting from the operation and ownership of the Station prior to the Closing Date.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

                 (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station on and after the Closing.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit, or proceeding was given to Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e)  The indemnifications rights provided in Sections 10.2 and
10.3 shall extend to the members, shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

                 (f) Notwithstanding anything in this Agreement or any Agreement executed in connection herewith to the contrary, (i) in no event shall either party be liable to the other for any damages or claims until the cumulative amount of such damages or claims against the Indemnifying Party equals or exceeds Fifty Thousand Dollars and No/100 ($50,000.00) and (ii) in no event shall Seller be liable for any damages or claims in excess of the Purchase Price.

                 (g) Notwithstanding anything in this Agreement or any agreement executed in connection herewith to the contrary, (i) the indemnification provided for in Paragraph 10 hereof shall be the sole and exclusive remedy of Claimant and the sole liability of the Indemnifying Party resulting from a breach of any representations or warranties contained herein,
(ii) in determining the extent of any damages which a party incurs, suffers or becomes subject to as a result of matters for which it is entitled to indemnification, appropriate deductions shall be made for any insurance proceeds which inure to the benefit of such party or any affiliate thereof, and
(iii) no claim may be made for damages or losses arising hereunder except for actual out of pocket costs and expenses, the parties specifically agreeing that no claims may be made for consequential, punitive or special damages.

         10.5 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages along would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedies available at law or equity. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11       MISCELLANEOUS

         11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller. Buyer and Seller shall each pay one-half of the fees payable to the FCC in connection with the filing of the applications for FCC Consent. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2    Employee Benefits.

                 (a) Within a reasonable period of time after the Closing, Seller shall cause to be transferred from the Cox Enterprises, Inc. Savings and Investment Plan ("Cox 401(k) Plan") to ______________ ("Buyer's 401(k) Plan") an amount in cash equal to the aggregate account balances held in the Cox 401(k) Plan as of the date of transfer with respect to all employees of the Station that are hired by Buyer as of the Closing Date (the "Transferred Employees"). Prior to the date of such transfer, and as preconditions thereto:
(i) Buyer shall deliver to Seller a copy of the most recently issued Internal Revenue Service ("IRS") determination letter (or other proof reasonably satisfactory to counsel for the Seller) that Buyer's 401(k) Plan is qualified under the Code, and (ii) Seller shall deliver to Buyer a copy of the most recently issued IRS determination letter (or other proof reasonably satisfactory to counsel for the Buyer) that the Cox 401(k) Plan is qualified under the Code. Subsequent to the transfer of assets to Buyer's 401(k) Plan, neither the Seller nor the Cox 401(k) Plan shall retain any liability with respect to the Transferred Employees to provide them with benefits in accordance with the terms of Cox 401(k) Plan. Seller and Buyer agree to cooperate with respect to any government filing, including, but not limited to, the filing of IRS Forms 5310-A, if necessary, to effect the transfer of assets contemplated by this Section 10.12. With respect to each Transferred Employee, Buyer shall give past service credit for all crediting purposes under Buyer's 401(k) Plan for all periods of time after the Closing Date for each person's employment service with Seller to the same extent such employment service was credited for similar purposes under the Cox 401(k) Plan prior to the Closing Date.

                 (b) Buyer shall offer welfare benefit plan coverage, on terms and conditions determined by Buyer, to all of the Transferred Employees of the Closing Date. For purposes of providing such coverage, Buyer shall waive all preexisting condition limitations for all such Transferred Employees covered by Seller's welfare benefit plans as of the Closing Date (other than preexisting conditions which were excluded by Seller's welfare benefit plans) and shall provide such welfare benefit coverage effective as of the Closing Date without the application of any eligibility period for coverage. In addition, Buyer shall credit all employee payments toward deductible and co-payment obligation limits under Seller's welfare benefit plans for the plan year which includes the Closing Date as if such payments had been made for similar purposes under Buyer's welfare benefit plans during the plan year which includes the Closing Date, with respect to the Transferred Employees.

                 (c) In accordance with the provisions of Internal Revenue Service Revenue Procedure 84-77, Buyer shall assume the obligation to make all Form W-2 income tax report filings for the calendar year in which the Closing Date occurs, and Seller shall be relieved from making any such filings with respect to the Transferred Employees as of the Closing Date. Seller shall provide to Buyer all information, including withholding certificates, as may be reasonably requested by Buyer to accomplish Buyer's obligations in this paragraph (c).

         11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:          Cox Communications, Inc.
                       1400 Lake Hearn Drive, N.E.,
                       Atlanta, Georgia 30319
                       Attention: Mr. Nicholas D. Trigony

If to Buyer:           Paxson Communications Corporation
                       601 Clearwater Park Road
                       West Palm Beach, Florida 33401
                       Attention:  Mr. Lowell W. Paxson

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

         11.4 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign any or all of its rights and obligations under this Agreement to one or more subsidiaries of Buyer without seeking or obtaining Seller's prior approval, and Buyer may collaterally assign its rights and interests hereunder to its lenders without seeking or obtaining Seller's prior approval. Upon any permitted assignment by Buyer or Sellers in accordance with this Section 11.4, all references to "Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Seller" herein shall be deemed to be references to Seller's assignee, as the case may be; provided, however, no assignment by Paxson Broadcasting of Miami, Limited Partnership or WIOD, Inc. shall relieve the assignor of its obligations to the other party under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns

         11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 JURISDICTION. ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT SHALL BE BROUGHT IN THE LOCAL COURTS OF DADE COUNTY, FLORIDA OR IN THE UNITED STATES DISTRICT COURT FOR THE DADE DISTRICT OF FLORIDA. EACH PARTY HEREBY (A) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE LOCAL COURTS OF DADE COUNTY, FLORIDA AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DADE DISTRICT OF FLORIDA FOR THE PURPOSE OF ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, AND (B) WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION, OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION, OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION, OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURT, EXCEPT AS OTHERWISE PROVIDED IN SECTION 11.2 HEREOF, AND (C) WAIVES AND AGREES NOT TO SEEK ANY REVIEW BY ANY COURT OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA OR THE UNITED STATES WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF THE JUDGMENT OF ANY SUCH DADE COUNTY OR FEDERAL COURT.

         11.8 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.9 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.10 Entire Agreement. This Agreement, the schedules hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.11 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.11.

         11.12 Press Releases. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in which case the other party shall be first notified in writing.

         11.13 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         11.14 Knowledge. Where any representation or warranty of Seller contained in this Agreement is expressly qualified by reference "to the best knowledge of", the "knowledge of" or any similar language, it refers to the actual knowledge of the Seller as to the existence or absence of facts that are the subject to such representations and warranties without any independent inquiry or investigation other than having consulted with the executive officers of Seller who, in the reasonable judgment of Seller, are most familiar with the matters covered by such representations and warranties (but not with outside third parties).

         11.15 Schedules. Notwithstanding any provision contained herein to the contrary, any matter, fact, event, information or item disclosed in any of the Schedules hereto shall be deemed to have been made in all of the Schedules, and no liability shall attach to Seller for failure to make appropriate disclosure in any particular Schedule in the event that any matter, fact, event, information or item which should have been disclosed in such particular Schedule is disclosed or contained in any other Schedule. For purposes of this Agreement, the term "Schedules" shall include all schedules to the Agreement and the Disclosure Schedule.

         11.16 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed by Seller and Buyer as of the date first written above.

                                 WIOD, INC.



                                 By: /s/ John J. Rouse
                                     ---------------------------
                                 Name: John J. Rouse
                                       -------------------------
                                 Title: Treasurer
                                        ------------------------


                                 PAXSON BROADCASTING OF MIAMI, LIMITED
                                 PARTNERSHIP

                                 By: Paxson Communications of Florida, Inc., its general partner


                                         By: /s/ Lowell W. Paxson
                                             ----------------------------
                                         Name: Lowell W. Paxson
                                               --------------------------
                                         Title: Chairman
                                                -------------------------